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                        (THE RESERVE FUNDS LETTERHEAD)
                                                                      Exhibit 10




                                                    October 31, 1996




Board of Trustees
Reserve Tax-Exempt Trust
810 Seventh Avenue
New York, New York  10019

Gentlemen:


     I have acted as counsel to Reserve Tax-Exempt Trust a Massachusetts business trust (the "Fund"), in connection with the registration of shares of the Arizona Tax-Exempt, California Tax-Exempt, Connecticut Tax-Exempt, Florida Tax-Exempt, Louisiana Tax-Exempt, Massachusetts Tax-Exempt, Michigan Tax-Exempt, New Jersey Tax-Exempt, North Carolina Tax-Exempt, Ohio Tax-Exempt, Tennessee Tax-Exempt, Virginia Tax-Exempt and Interstate Funds ("Portfolios") with the Securities and Exchange Commission.


     As counsel to the Fund, I have made such investigations and have examined and relied upon the originals or copies, certified or otherwise identified to my satisfaction, of such records, instruments, certificates, memoranda and other documents as I have deemed necessary or advisable for the purposes of this opinion.

     1. The Fund has been duly incorporated and is validly existing under the laws of Massachusetts.

     2. To the best of my knowledge, no further approval, consent or other order of the Board of Trustees is legally required in connection with the organization of the Portfolios and the registration of their shares.

     3. To the best of my knowledge, the shares of the Portfolios, when issued, will be legally issued, non-assessable and, when subscribed to, fully paid.

     I consent to the filing of this opinion as an exhibit to the Fund's registration statement under the Securities Act of 1933.


                                        Very truly yours,



                                         /s/  Marc C. Cozzolino
                                        ------------------------
                                        Marc C. Cozzolino
                                        Counsel